AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment ("Amendment") is made and entered into effective as of November 13, 1997, by and between LifeRate Systems, Inc., a Minnesota corporation (the "Company"), and David J. Chinsky (the "Employee").

                                    RECITALS

         A. The Company and the Employee entered into an Employment Agreement, dated as of August 18, 1997, (the "Employment Agreement"), pursuant to which the Company has agreed to employ the Employee as its Chief Executive Officer and President.

         B. The Company intends to issue and sell an aggregate of approximately 9,000,000 shares of common stock ("Common Stock") at prices ranging from $.50 to $.56 per share and warrants to purchase approximately 9,000,000 shares of Common Stock (the "Financing") to certain investors, including Special Situations Private Equity Fund, L.P., Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P. (the "Investors"), which would result in a "Change in Control" as defined in Section 6 of the Employment Agreement.

         C. The Company desires to amend the Employment Agreement such that the Financing would not result in a Change of Control under the Employment Agreement or any stock option agreements between the Company and the Employee issued pursuant to the Employment Agreement.

         D. In order to facilitate the completion of the Financing, the Employee has agreed to waive his right with respect to a portion of additional options that he would otherwise be entitled to receive under the Employment Agreement as result of the Financing.

         E. The Employee is willing to enter into this Amendment in exchange for adjustment to the exercise price of options to purchase shares of Common Stock granted, or to be granted, by the Company to the Employee pursuant to the Employment Agreement and the grant of additional options.

         Accordingly, the parties, each intending to be legally bound, hereby agree as follows:

         1. Amendment to Exercise Price of Stock Options. Section 5(b) of the Employment Agreement is hereby amended to the extent necessary to provide that the exercise price of the options referred to therein, including any options that the Company may be obligated to issue pursuant to the second and third paragraphs thereof, shall be $0.50 per share.

         2. Amendment of Definition of Change in Control. Section 6(b) of the Employment Agreement is hereby amended in its entirety as follows:

         (b) For purposes of this Section 6, the Incumbent Directors will mean any individuals who are members of the Board immediately following the first closing of the Financing (relating to 2,500,000 shares and warrants to purchase 2,500,000 shares), any individual who is elected to the Board pursuant to the Securities Purchase Agreement pursuant to which the securities sold in the Financing will be issued and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Incumbent Directors then in office (either by specific vote or by approval of the Company's proxy statement in which such individual is named as a nominee for director without objection to such nomination).

         Section 6 of the Employment Agreement is hereby amended by adding the following subsection (d) at the end thereof:

         (d) Notwithstanding any other provision of this Agreement, if Special Situations Private Equity Fund, L.P., Special Situations Fund III, L.P. or Special Situations Cayman Fund, L.P. (collectively, "Special Situations Fund") shall become, individually or collectively, in one or more transactions, the "beneficial owner", of any of the Company's securities, such ownership, regardless of the percentage of the Company's combined voting power owner or controlled, shall not constitute a "Change in Control", whether or not the issuance of such securities by the Company to Special Situations Fund would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act.

         Notwithstanding any other provision of the Employment Agreement or this Agreement, the election of directors pursuant to the Securities Purchase Agreement pursuant to which securities will be sold in the Financing shall not constitute a "Change in Control" under the Employment Agreement.

         3. Stock Options. The Company and the Employee acknowledge and agree that the Employee will be entitled to options to purchase an aggregate of 650,000 shares of Common Stock at a price of $.50 per share pursuant to Section 5(b) of the Employment Agreement following completion of the Financing, and the Employee hereby waives his right to receive any additional options under the Employment Agreement as a result of the Financing. At or before the closing of the Financing, the Company and the Employee shall enter into a stock option agreement, in the form attached hereto as Exhibit A, covering 650,000 shares of Common Stock at a purchase price of $.50 per share, representing the aggregate number of options to which the Employee will be entitled pursuant to Section 5(b) of the Employment Agreement following completion of the Financing.

         4. Bonus. Section 5(c) of the Employment Agreement is amended to the extent necessary to provide that, at the option of the Company, any bonus that becomes due and payable under Section 5(c) of the Employment Agreement may be paid in cash or shares of Common Stock having a fair market value, at the time such bonus becomes due and payable, equal to the amount of such bonus, or any combination of cash and shares of Common Stock. The Company shall pay the Employee the $108,000 bonus payable pursuant to Section 5(d) of the Employment Agreement within fifteen (15) days of the first closing of the Financing (relating to 2,500,000 shares and warrants to purchase 2,500,000 shares). Notwithstanding anything to the contrary in this Section 4, the Employee acknowledges that if payment in shares of Common Stock of any bonus payable under Section 5(c) of the Employment Agreement would result in an adjustment in the exercise price or conversion price of any option, warrant, convertible note or other security or right in existence on the date of such payment, or would result in an adjustment in the number of shares purchasable under such an option, warrant, convertible note or other security or right, then such bonus shall be paid in cash.

         5. No Other Amendment. Except as set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its original terms.

         IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment as of the date first written above.

                                                 LIFERATE SYSTEMS, INC.

                                                 By: /s/ William W. Chorske
                                                     ---------------------------
                                                     William W. Chorske
                                                     Chairman of the Board

                                                 /s/  David J. Chinksy
                                                 -------------------------------
                                                 David J. Chinsky